EXHIBIT 99.1

RYERSON REPORTS FIRST QUARTER 2007 RESULTS

First Quarter Highlights:

•	Reported first quarter 2007 diluted EPS of $0.91 on revenues of $1.7 billion. (EPS of $1.20 on a FIFO basis—see supplemental reconciliation schedule.)

•	Reduced inventories by $241 million on a current value basis.

Chicago, Illinois – May 2, 2007 – Ryerson Inc. (NYSE: RYI) today reported results for the first quarter ended March 31, 2007. Net income was $28.1 million, or $0.91 per diluted share in the first quarter of 2007, compared with net income of $32.4 million, or $1.12 per diluted share, in the first quarter of 2006 and a net loss of $4.4 million, or a loss of $0.17 per diluted share, in the fourth quarter of 2006. The first quarter of 2006 included a gain on the sale of assets of $21.0 million pretax, or $0.44 per share. Diluted shares outstanding of 30.7 million in the first quarter of 2007 included 2.9 million from the convertible notes and 1.3 million from equity-based compensation.

“We were pleased with the progress we made in the first quarter of 2007,” said Neil S. Novich, Chairman, President, and CEO of Ryerson. “In the third quarter of 2006, we put in place new supply chain management and improved inventory processes. We saw the result in the first quarter of 2007 with current value of inventory down $241 million, or 15 percent, from the end of 2006, and we are on track to attain our goal of 5 turns by year-end 2007. In mid-2006, we also began a project to address the profitability of five, large underperforming service centers. We made substantial progress in the first quarter of 2007 and are on track to attain operating profit improvement of $30 million in 2007. Overall operating expenses are under good control as Integris integration cost savings and productivity gains more than offset inflation. Furthermore, we made progress on our other strategic initiatives, including the upgrade to a single, modern IT platform, and have now successfully converted the first ten Integris service centers.”

In order to assist investors in comparing the company’s performance with that of other industry participants, Ryerson also presents supplemental results on a FIFO basis, in addition to its reported results on a LIFO basis. Supplemental FIFO earnings per diluted share would have been $1.20 in the first quarter of 2007, compared with $1.19 (including a $0.44 per share gain on sale of assets) in the first quarter of 2006 and $1.35 in the fourth quarter of 2006. (See Use of Non-GAAP Financial Information and supplemental reconciliation schedule.)

First-Quarter Performance

“Service center industry volume was below year-ago levels, due in part to softness in certain end markets and high inventories at the customer level,” said Novich. Sales for the first quarter of 2007 increased to $1.7 billion, compared to $1.4 billion in the year-ago period and in the fourth quarter of 2006. Year-over-year, the average selling price per ton increased 18.4 percent, partially offset by a 3.0 percent decline in tons shipped. Sequentially, sales increased 17.6 percent from the fourth quarter of 2006 on a 3.7 percent increase in the average selling price per ton and a 13.4 percent increase in tons shipped. Tons shipped per day increased 6.3 percent, sequentially.

Gross profit was $255.8 million in the first quarter of 2007, compared to $222.6 million in the year-ago period and $183.1 million in the fourth quarter of 2006. Gross profit per ton was $307 in the first quarter of 2007, compared to $259 in the first quarter of 2006 and $249 in the fourth quarter of 2006. The gross margin of 15.4 percent was flat with the first quarter of 2006 and up from 12.9 percent in the fourth quarter of 2006. Gross profit for the first quarter of 2007 included a LIFO liquidation gain of approximately $18 million, resulting from the company’s inventory reduction initiatives. Despite the $18 million liquidation gain, first quarter 2007 gross profit would have been approximately $14 million higher under FIFO inventory accounting than as reported under LIFO due to rising material costs, primarily in stainless steel. (See Use of Non-GAAP Financial Information and supplemental reconciliation schedule.)

Operating expenses were $186.2 million in the first quarter of 2007, compared to $155.5 million (including a $21.0 million gain on the sale of assets) in the first quarter of 2006 and $171.6 million in the fourth quarter of 2006. The year-over-year rise in operating expenses was primarily due to an increase in non-cash stock-based compensation, largely reflecting the recent increase in the company’s stock price (up from $25.09 at year-end 2006 to $39.62 on March 30, 2007). Aside from stock-based expenses, inflationary pressures on employee and other costs were successfully offset by Integris synergy savings and other productivity gains.

Interest expense was $24.5 million in the first quarter of 2007, compared to $15.0 million in the first quarter of 2006 and $21.1 million in the fourth quarter of 2006. The first quarter 2007 expense included a $2.7 million, one-time, non-cash write off of unamortized expense associated with the prior credit facility and a $2.9 million, one-time, non-cash write off of unamortized bond issuance costs, as a conversion condition of the 3.50% senior convertible notes was met as of April 1, 2007. To date, no notes have been converted.

Financial Condition

Ryerson ended the first quarter of 2007 with a debt-to-capital ratio of 60.2 percent, compared to 65.0 percent at year-end 2006. Combined availability under the amended revolving credit facility and the new receivable securitization facility was $451 million, compared to $188 million under the revolving credit facility at the end of 2006. The increase in availability was due to debt repayment of $161 million, driven by the reduction in company’s inventory, and the $100 million increase in the size of its borrowing facilities.

Outlook

“Overall, we anticipate market conditions to be stable in the second quarter of 2007,” concluded Novich. “We plan to further reduce inventory by at least $100 million in the second quarter and continue the progress we have made capturing cost synergies from the integration of Integris, consolidating our IT platform, and addressing underperforming service centers.”

Strategic Alternatives Process

As previously announced, Ryerson’s Board of Directors, with the assistance of its financial advisors, is comparing the company’s current strategic plan with other strategic alternatives which may create additional value.

“The Board has chosen not to schedule this year’s annual meeting until we are further along in our assessment of strategic alternatives,” concluded Novich. “We recognize the importance of this process to our shareholders and the need to perform a thorough and comprehensive review of all options.”

Conference Call

Ryerson will conduct a conference call to discuss first quarter 2007 results on Wednesday, May 2, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryerson.com.

Use of Non-GAAP Financial Information

The Company uses the LIFO method of inventory accounting for approximately 83% of its inventory, which results in a better matching of costs and revenues than FIFO. To supplement its consolidated condensed financial statements presented on a GAAP basis, the company has provided net income and diluted earnings per share adjusted to reflect the effects of valuing inventory on a FIFO basis. While FIFO is an acceptable inventory valuation method under U.S. GAAP, the presentation of FIFO basis financial information is considered non-GAAP financial information as the company applies LIFO inventory valuation for its financial reporting purposes. A reconciliation of the adjustments from LIFO basis to FIFO basis for this quarter, full year, and prior periods is set forth in Schedule 1 to this press release and may be accessed at www.ryerson.com. This non-GAAP financial information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

Ryerson believes that providing FIFO basis net income and diluted earnings per share, which represent non-GAAP measures, in addition to the related GAAP measures, better enables investors to understand the company’s operating performance and also facilitates comparisons of Ryerson’s operating performance with the performance of other companies in the industry.

Ryerson Inc.

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China. Headquartered in Chicago, Ryerson was founded in 1842.

Important Information

The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with its 2007 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2007 Annual Meeting when it becomes available because it will contain important information. Security holders may obtain a free copy of the Proxy Statement and any other relevant documents (when available) that the Company files with the SEC at the SEC’s web site at http://www.sec.gov. The Proxy Statement and these other documents may be accessed at www.ryerson.com or obtained free from the Company by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

The Company, its directors and named executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with its 2007 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) and in the Company’s Amendment No. 1 to its 2006 Form 10-K, each of which is filed with the SEC. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in the Company’s Amendment No. 1 to its 2006 Form 10-K, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, "is planning to", "estimates", “expects”, or "believes") are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; the company’s ability to meet its payment obligations under its outstanding notes and other debt; potential dilutive effect of the company’s convertible notes on its earnings; required pension funding and other obligations; market competition; industry and customer consolidation; and customer and supplier insolvencies.

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	First Quarter			Fourth Quarter 2006
	2007		2006
NET SALES	$1,663.2		$1,447.8	$1,414.8
Cost of materials sold	1,407.4		1,225.2	1,231.7

Gross profit	255.8		222.6	183.1
Warehousing, delivery, selling, general and administrative	184.5		176.2	168.5
Restructuring and plant closure costs	1.7		0.3	3.1
Gain on sale of assets	—		(21.0)	—

OPERATING PROFIT	69.6		67.1	11.5
Other revenue and expense, net	0.1		0.2	0.3
Interest and other expense on debt	(24.5	)(a)	(15.0)	(21.1)

INCOME (LOSS) BEFORE INCOME TAXES	45.2		52.3	(9.3)
Provision (benefit) for income taxes	17.1		19.9	(4.9)

NET INCOME (LOSS)	28.1		32.4	(4.4)
Dividends on preferred stock	0.1		0.1	0.1

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$28.0		$32.3	$(4.5)

EARNINGS (LOSS) PER SHARE
Basic	$1.06		$1.26	$(0.17)

Diluted	$0.91		$1.12	$(0.17	)(b)

Shares outstanding—diluted	30.7		29.0	26.3	(b)
Supplemental Data:
EPS Diluted—FIFO basis (see Schedule 1 for reconciliation)	$1.20		$1.19	$1.35
Tons shipped (000)	832		858	734
Shipping days	64		64	60
Average selling price/ton	$1,999		$1,688	$1,927
Gross profit/ton	$307		$259	$249
Operating profit/ton	83		78	15
Depreciation and amortization expense	10.1		9.8	10.0

	3/31/2007			12/31/2006
Cash and cash equivalents	$37.2			$55.1
Accounts receivable	836.7			643.3
Inventory at LIFO value	878.6			1,128.6
Addback: LIFO reserve	512.7			504.0

Current value of inventory	1,391.3			1,632.6
Net property, plant and equipment	402.8			401.1
Net deferred tax asset	145.4			153.6
Total assets	2,458.4			2,537.3
Accounts payable	305.1			255.5
Long-term debt (including due within one year)	1,045.2			1,206.5
Stockholders' equity	690.3			648.7

	First Quarter 2007
Cash flow from operating activities	$137.7
Capital expenditures	(11.6)

(a)	Interest expense in the first quarter of 2007 includes the write-off of $2.9 million in unamortized bond issuance costs associated with the company's convertible notes and the write-off of $2.7 million of unamortized credit facility issuance costs.
(b)	Basic shares outstanding have been used for the fourth quarter 2006 diluted earnings per share calculation as the inclusion of the effect of stock-based compensation and convertible securities would be anti-dilutive.

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Reported diluted EPS to EPS—FIFO Basis

(In millions, except share and per share data)

	First Quarter		Fourth Quarter 2006
	2007	2006
Net Income (loss)—reported	$28.1	$32.4	$(4.4)
add: After-tax LIFO charge	8.7	2.1	42.4

Net Income—FIFO basis	36.8	34.5	38.0
Dividends on preferred stock	0.1	0.1	0.1

Net Income (loss) applicable to common stock— FIFO basis	$36.7	$34.4	$37.9

Basic shares outstanding	26.4	25.7	26.3	(1)
Effect of stock-based compensation and convertible securities	4.3	3.3	1.9

Diluted shares outstanding	30.7	29.0	28.2

Earnings per Share
As reported	$0.91	$1.12	$(0.17	)(1)
Effect of adjustment to profit for quarter	—	—	0.01	(2)
Effect of LIFO charge	0.29	0.07	1.51

Diluted—FIFO basis	$1.20	$1.19	$1.35

(1)	Basic shares outstanding have been used for the fourth quarter 2006 actual diluted earnings per share calculation as the inclusion of the effect of stock-based compensation and convertible securities would be anti-dilutive.

(2)	The exclusion of the LIFO charge in calculating net income on a FIFO basis changed fourth quarter 2006 results from a net loss to net income. As a result, the effect of stock-based compensation and convertible securities has been included in the calculation of fourth quarter 2006 diluted shares outstanding and, accordingly, diluted earnings per share on a FIFO basis.

Note:	The company uses the LIFO method of accounting for approximately 83% of its inventory which results in a better matching of costs and revenues. To supplement its consolidated condensed financial statements presented on a GAAP basis, the company has provided net income and diluted earnings per share adjusted to reflect the effects of valuing inventory on a FIFO basis. While FIFO is an acceptable inventory valuation method under U.S. GAAP, the presentation of FIFO basis financial information is considered non-GAAP financial information as the company applies LIFO inventory valuation for its financial reporting purposes. A reconciliation of the adjustments from LIFO basis to FIFO basis for this quarter and prior periods is presented above and may be accessed at www.ryerson.com. This non-GAAP financial information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.